EXHIBIT 23.4

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF ALLERGAN, INC.

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Actavis plc pertaining to the Amended and Restated Allergan, Inc. 2011 Incentive Award Plan and the Allergan, Inc. Savings and Investment Plan (Restated 2014), as amended, of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Allergan, Inc. and the effectiveness of internal control over financial reporting of Allergan, Inc. incorporated by reference in Actavis plc’s Current Report (Form 8-K), filed with the Securities and Exchange Commission on February 19, 2015 as Exhibit 99.2 from the Annual Report on Form 10-K filed by Allergan, Inc. for the year ended December 31, 2014 (as filed with the Commission on February 19, 2015).

/s/ Ernst & Young LLP

Irvine, California

March 16, 2015